Exhibit (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 949 to Registration Statement No. 33-26305 on Form N-1A of our report dated February 26, 2019, relating to the financial statements and financial highlights of iShares Short-Term TIPS Bond Index Fund of BlackRock FundsSM (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 29, 2019